UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Forte Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1243872
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3060 Pegasus Park Dr.

Building 6

Dallas, Texas 75247

(Address of principal executive offices including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

The undersigned registrant hereby amends and supplements the Registration Statement on Form 8-A filed by the registrant with the U.S. Securities and Exchange Commission on July 12, 2022 as set forth below:

Item 1. Description of Registrant’s Securities to be Registered

On July 11, 2022, the Board of Directors (the “Board”) of Forte Biosciences, Inc., a Delaware corporation (the “Company”), authorized and declared a dividend distribution of one right (each, a “Right”) for each outstanding share of common stock, par value $0.001 per share (the “Common Stock”), of the Company to stockholders of record as of the close of business on July 21, 2022. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company at an exercise price of $16.00 per one one-thousandth of a share of Preferred Stock, subject to adjustment. In connection with the distribution of the Rights, the Company entered into a Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of July 12, 2022, between the Company and Computershare Trust Company, N.A., as rights agent.

On June 26, 2023, the Company entered into Amendment No. 1 to the Rights Agreement between the Company and Computershare Trust Company, N.A., as rights agent (the “Amendment”), which amends the Rights Agreement. The Amendment extends the expiration of the Rights to 5:00 p.m., New York City time, on July 12, 2024, unless the Rights are earlier redeemed or exchanged in accordance with the terms of the Rights Agreement. All other terms and conditions of the Rights Agreement remain unchanged.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the Amendment. The description of the Rights is incorporated herein by reference to the description set forth in Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on July 12, 2022, and is qualified in its entirety by reference to the full text of the Rights Agreement, as amended by the Amendment. A copy of the Rights Agreement was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 12, 2022 and is incorporated herein by reference. A copy of the Amendment was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 26, 2023 and is incorporated herein by reference.

Item 2. Exhibits

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 12, 2022).

4.1	Preferred Stock Rights Agreement, dated as of July 12, 2022, by and between Forte Biosciences, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 12, 2022).

4.2	Amendment No. 1 to Preferred Stock Rights Agreement, dated as of June 26, 2023, by and between Forte Biosciences, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 26, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 26, 2023	FORTE BIOSCIENCES, INC.

	By:	/s/ Antony Riley
Antony Riley Chief Financial Officer